                                   AGREEMENT


                                    BETWEEN


                            SUBURBAN WATER SYSTEMS


                                      AND


                                  THE CITY OF
                            WEST COVINA, CALIFORNIA

                            FOR THE ACQUISITION OF

                        THE CITY'S WATER UTILITY SYSTEM

                               TABLE OF CONTENTS

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
ARTICLE  1. Definitions and Statement of Purpose...............................   2
       1.1  Statement of Purpose...............................................   2
       1.2  Definitions........................................................   2

ARTICLE  2. PROCEDURES FOR PURCHASE............................................   4
       2.1  Closing............................................................   4
       2.2  Closing Conveyances................................................   4
       2.3  Escrow and Escrow Agent............................................   4
       2.4  Closing Costs......................................................   5
       2.5  Certain Assets.....................................................   5
       2.6  Plant 118..........................................................   8
       2.7  Hassen Facilities..................................................   8

ARTICLE  3. Purchase Price, ALLOCATION OF REVENUES and costs...................   9
       3.1  Purchase of Water System...........................................   9
       3.2  Purchase Price.....................................................   9
       3.3  Allocation of Costs................................................   9
       3.4  Allocation of Revenues.............................................  10
       3.5  Adjustments Outside of Escrow......................................  10
       3.6  Possession.........................................................  10
       3.7  Claims.............................................................  11

ARTICLE  4. Water rates and Service Provisions.................................  11
       4.1  City Rates.........................................................  11
       4.2  Water Rates and Billing By Company.................................  11
       4.3  Fire Hydrant Services..............................................  12
       4.4  Connections or Main Extensions Subsequent to Closing...............  12
       4.5  Capital Additions..................................................  12
       4.6  Water Supply From Company Subsequent to Closing....................  13
       4.7  Reclaimed Water....................................................  13

ARTICLE  5. Conditions to Obligations..........................................  13
       5.1  Statutory Prerequisites............................................  13
       5.2  Defeasance of Water Revenue Bonds..................................  14
       5.3  Approval of Property, Books and Records............................  15
       5.4  Consents...........................................................  15
       5.5  Easements..........................................................  15
       5.6  Franchises to Operate..............................................  16
       5.7  Other Approvals....................................................  16
       5.8  Title Approval and Commitment......................................  16
       5.9  Absence of Certain Events..........................................  17


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                                                                                 ----
      5.10  Lender Matters.....................................................   17
      5.11  Accuracy of Representations and Warranties.........................   18

ARTICLE  6. Representations and Warranties of the City.........................   19
       6.1  Political Existence................................................   19
       6.2  Authorization......................................................   19
       6.3  No Breach..........................................................   19
       6.4  Financial Statements...............................................   20
       6.5  Title to Assets....................................................   20
       6.6  Warranty to Preserve and Maintain..................................   20
       6.7  Contractual Freeze.................................................   21
       6.8  Insurance..........................................................   21
       6.9  Pending Litigation.................................................   21
      6.10  Transfer of Operational Authority..................................   21
      6.11  Compliance with Applicable Laws....................................   21
      6.12  Opinion of City Attorney...........................................   22
      6.13  Indemnification....................................................   23
      6.14  Notice by City.....................................................   23

ARTICLE  7. Representations and Warranties of the Company......................   24
       7.1  Existence and Power................................................   24
       7.2  Authorization of Agreement.........................................   24
       7.3  Agreement to Create No Default.....................................   24
       7.4  Pending Litigation.................................................   24
       7.5  Opinion of Company Attorney........................................   25

ARTICLE  8. Covenants of the Company...........................................   25
       8.1  Local Telephone Lines..............................................   25
       8.2  Indemnification....................................................   25
       8.3  Holding Costs to Customers.........................................   26
       8.4  Property Taxes.....................................................   26

ARTICLE  9. Covenants of the city..............................................   26
       9.1  Performance........................................................   26
       9.2  Books and Records..................................................   26
       9.3  Conduct of Business................................................   27
       9.4  Taxes and Fees.....................................................   27
       9.5  Accounts Payable...................................................   27
       9.6  Utilities..........................................................   27

ARTICLE 10. Miscellaneous......................................................   27
      10.1  Company's and City's Liability for Fees............................   27
      10.2  Survival of Representations and Warranties.........................   28
      10.3  Bulk Sales.........................................................   28
      10.4  Notices............................................................   28
      10.5  Section Headings...................................................   29

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      10.6  Governing Law......................................................   29
      10.7  Entire Agreement and Amendment.....................................   29
      10.8  Expense of Litigation..............................................   29
      10.9  Counterparts.......................................................   30
     10.10  Effectiveness......................................................   30
     10.11  Interest...........................................................   30
     10.12  Severability.......................................................   30
     10.13  City Employees.....................................................   30
     10.14  Exclusive Negotiating Agreement and LOI............................   30
     10.15  Indemnities........................................................   31
     10.16  Escrow Agent Not to be Concerned...................................   31
     10.17  Brokers............................................................   31
     10.18  Arm's Length Transaction...........................................   31
     10.19  Further Instruments................................................   31
     10.20  Exhibits To Be Added...............................................   32
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                                      iii

                                 EXHIBIT 10.16

           AGREEMENT BETWEEN SUBURBAN WATER SYSTEMS AND THE CITY OF
              WEST COVINA, CALIFORNIA FOR THE ACQUISITION OF THE
                          CITY'S WATER UTILITY SYSTEM
--------------------------------------------------------------------------------

          THIS AGREEMENT (the "Agreement") is made and entered into this 1st day of February, 2000, by and between SUBURBAN WATER SYSTEMS, a California corporation (the "Company") and THE CITY OF WEST COVINA, CALIFORNIA, a municipal corporation (the "City"), with respect to the following:

                                    RECITALS
                                    --------

          A. The City is a municipal corporation operating a municipal water utility system pursuant to California Public Utilities Code (S) 10001, et seq., as amended (the "Code"), as modified, with respect to the City, by the special legislation contained in Code (S) 10061.3.

          B. The Company is a California corporation and a public utility water corporation regulated by the California Public Utilities Commission ("CPUC") providing retail water service to customers in portions of Los Angeles and Orange Counties, California.

          C. The Company is willing and able to deliver retail water service to the City's current and future water customers.

          D. The parties have entered into a letter of intent dated August 3, 1999, as amended on September 9, 1999 (collectively, the "LOI"), setting out the principal terms upon which the Company shall acquire the water utility system of the City.

          E. As required by the special legislation covering the sale, on December 7, 1999, a majority of those customers of the City's water system located within the City and casting ballots voted in favor of the sale based upon the terms and conditions set forth in the LOI. On such date, the City Council certified such vote and approved the sale.

          F. The City has determined to sell and the Company wishes to purchase the entire City water system. The City and the Company enter into this Agreement to carry out such purchase and sale.

                                   AGREEMENT
                                   ---------

          NOW, THEREFORE, for good and valuable consideration described herein, the receipt and adequacy of which are hereby acknowledged, the City and the Company agree as follows:

                                  ARTICLE 1.
                     DEFINITIONS AND STATEMENT OF PURPOSE

     1.1  Statement of Purpose.  The City is entering into this Agreement for
          --------------------
the benefit of the Customers, as defined below, by divesting itself of the Water System, as defined below, and its operation in order to stabilize rates and assure water availability, quality and delivery to Customers.

     1.2  Definitions.  The following definitions shall apply to the following
          -----------
terms as used herein:

          (a) "Capital Additions" -- water system additions, improvements and replacements which are or upon completion will become a part of the Water System, whether built by the City or dedicated by a developer.

          (b) "City's Water Rates" or "Rates" -- the rates in effect on February 1, 2000 for water service provided by the Water System as approved by the City Council and attached hereto as Exhibit A.
                                        ---------

          (c) "Closing" -- the consummation of the sale of the Water System, as defined below, pursuant to Section 2.1.

          (d) "Closing Date" -- the date upon which the Closing occurs pursuant to Section 2.1.

          (e) "Customer Service Connection" -- the point of connection of the customer's piping with the meter and service pipe of the Water System, but not including the meter (meter box and meter keystop service).

          (f) "Customer Service Deposits" -- funds, if any, collected by the City as security for the payment of bills for water service.

          (g) "Customers" -- all persons, firms, associations, corporations and governmental authorities supplied or entitled to be supplied with water service for compensation through the Water System on the Date of this Agreement, and those added prior to and after the Closing.

          (h) "Date of this Agreement" -- the Date of this Agreement identified in the first paragraph hereof.

          (i)  "LOI" -- has the meaning set forth in Recital D.

          (j) "Purchase Price" -- the purchase price payable by the Company for the Water System at the Closing pursuant to Section 3.2 below.

          (k) "Reclaimed Water" -- non-potable water which cannot be used for human consumption but which is of sufficient quality to be used for irrigation purposes.

          (l) "Water Revenue Bonds" -- all outstanding bonds or certificates of participation issued by the City (i) payable from revenues arising from the operation of the Water System, (ii) constituting a lien or encumbrance on such revenues or on the property of the Water System, and/or (iii) which have terms limiting the ability of the City to sell or convey the Water System or either the Walnut Portion or West Covina Portion thereof. Water Revenue Bonds do not include the City's participation agreement with Walnut Valley Water District and Valencia Heights Water Company, which participation agreement shall be treated pursuant to Section 2.5 of this Agreement.

          (m) "Water System" -- all water mains and related appurtenances, pumping stations, reservoirs, service lines, meters, hydrants, equipment, real property, easements, and permits and all other assets of whatsoever kind, regardless of whether located within or outside the City's municipal limits, which are, or in the future would be, part of the transmission, storage and distribution system utilized to provide water service to the Customers generally as set out on the City's June 30, 1998 balance sheet attached hereto as Exhibit
                                                                        -------
B (the "Balance Sheet"). The term "Water System" excludes (a) Customer Service
-
Connections which are and shall remain the property of Customers, (b) cash and accounts receivable and Customer Service Deposits (which shall remain the property of the City or the Customers, as applicable), (c) liabilities incurred prior to the Closing Date, contingent or otherwise, which shall remain the responsibility of the City except as expressly provided herein to the contrary,
(d) vehicles and tools used in the operation of the Water System (which shall remain the property of the City) and (e) the City's inventory of pipe, meters, meter boxes, fire hydrants and other parts used by the City in the operation of the Water System (which inventory shall remain the property of the City). The Water System shall include, and there shall be transferred to the Company on the Closing Date, copies of books and records relating to the Water System as reasonably requested by the Company and all capital stock (i.e., water rights) of Covina Irrigating Company owned by the City and the City's connection, through the Upper District, to the Metropolitan Water District. The Water System also includes, without limitation, each asset which, pursuant to Section 2.5 below, is to be transferred to the Company.

          The Water System consists of two components for purposes of this sale. One component consists of those portions of the Water System located outside of the geographical boundaries of the City and includes approximately 2,800 Customer Service Connections (the "Walnut Portion") as set out on the system map attached hereto as Exhibit C. The other component consists of those portions of
                   ---------
the Water System located inside of the geographical boundaries of the City and includes approximately 4,200 Customer Service Connections (the "West Covina portion") as set out on the system map attached hereto as Exhibit D. As part of
                                                          ---------
this sale, the Company is purchasing all Water System assets of both the Walnut
                                     ---                        ----
Portion and the West Covina Portion, except as specified to the contrary in this subsection (m) and in Section 2.5 below.

          Other terms used in this Agreement and defined at various places in this Agreement shall have the meanings given to such terms in the definitions thereof.

                                  ARTICLE 2.
                            PROCEDURES FOR PURCHASE

     2.1  Closing.  The City agrees to sell and transfer to the Company, and the
          -------
Company agrees to purchase and pay for, the Water System. Except as otherwise expressly set forth herein, the Water System shall be free and clear of all liens, claims and encumbrances. The sale of the Water System shall occur on or before February 25, 2000. If, however, the parties are unable to close on such date, the parties shall use all reasonable efforts to close as soon thereafter as possible.

     2.2  Closing Conveyances.  The Closing shall be held on the Closing Date at
          -------------------
a mutually acceptable location in Los Angeles County or Orange County. At the Closing, the City shall deliver to the Company such deeds, bills of sale, assignments, easements, and other instruments of transfer or conveyance (including those provided for in Section 2.5) as may be necessary to vest in the Company all of the City's title to the Water System. All such transfer documents shall be prepared by the attorneys for the Company and shall be in form and substance satisfactory to the City and the Company. The City shall draft the necessary documentation for the defeasance of the Water Revenue Bonds, and all transfer documents relating to real property and interests therein or releasing or reconveying the lien securing the Water Revenue Bonds shall be satisfactory to the Company and Chicago Title Company ("Chicago" or "Escrow Agent"). At the Closing, the Company shall also deliver to Escrow Agent the relevant Purchase Price and the reimbursement due to the City pursuant to Section 5.1 below (if not previously delivered to the City) in immediately available funds and each party shall deliver to Escrow Agent all other documents to be delivered by either party to the other pursuant to this Agreement. Promptly following such deliveries, the Escrow Agent shall record or file all documents to be recorded or filed, shall issue the policy of title insurance provided for in Section 5.8, shall, except as set forth in Section 5.2, deliver the Purchase Price to the City and shall deliver to the parties all other documents to be delivered to the parties pursuant to this Agreement. All documents to be delivered and the Purchase Price shall be deemed delivered concurrently.

     2.3  Escrow and Escrow Agent.  The Closing of the transaction provided for
          -----------------------
herein shall be effected through a sale escrow (the "Escrow") to be established at Chicago as "Escrow Agent," 16969 Von Karman Avenue, Irvine, California 92614. The provisions of this Agreement shall also constitute escrow instructions to Escrow Agent. In addition, the parties agree to promptly execute and deliver to Escrow Agent such supplemental instructions and such Escrow Agent's general terms and conditions as shall not be inconsistent with the terms and provisions of this Agreement and as shall be requested by Escrow Agent.

          Escrow shall be opened by delivery of fully executed counterparts of this Agreement to Escrow Agent within three (3) business days after the execution and delivery of this Agreement by the parties. All deliveries required to be made pursuant to this Agreement shall be made through the Escrow and all deliveries shall be made at the Closing.

     2.4  Closing Costs.  Except as expressly provided to the contrary herein,
          -------------
the City shall pay all costs incurred to satisfy all conditions for which the City is responsible. The Company shall pay all Escrow Agent's fees and costs, the title insurance premium, any and all additional premiums or costs required for ALTA coverage and for any title endorsements requested by the Company, for all recording and filing fees, for all costs incurred to satisfy all conditions for which the Company is responsible and those costs to be paid by the Company pursuant to Section 5.1. Any additional closing costs shall be paid by the party which causes such costs to be incurred or in accordance with Southern California escrow practice if one party is not clearly responsible for a particular cost. The Company shall deposit at Closing, in addition to the Purchase Price, the Company's share of closing costs pursuant to this Section and not paid outside of Escrow. The City's share of such closing costs, to the extent not paid outside of Escrow, shall be deducted by Escrow Agent from the Purchase Price prior to delivery of the Purchase Price to the City. The Company agrees that all title and escrow work with respect to the Water System being performed by Chicago at the request of the Company shall be paid for by the Company.

     2.5  Certain Assets.  For the purposes of the sale of the Water System it
          --------------
is agreed that:

          (a)  Grand Avenue Pipeline.  The City is a party to a certain Grand
               ---------------------
Avenue Pipeline Participation Agreement dated November 14, 1988 (the "Participation Agreement"), pursuant to which a certain pipeline (the "Grand Avenue Line") was constructed by a non-profit corporation formed by one of the parties to the Participation Agreement. The City and the Company agree that the City's interest under the Participation Agreement (the "Interest") is an asset of the Water System. In connection with the Interest, the parties shall proceed as follows:

               (i) Each of Walnut Valley Water District ("Walnut Valley") and Valencia Heights Water Company ("Valencia"), the other parties to the Participation Agreement, had a right of first refusal to purchase a portion of the Interest. Valencia has, by letter to the City dated September 30, 1999, declined to purchase its portion of the Interest upon a sale thereof by the City. The City has, by letter dated January 7, 2000 and in form and substance satisfactory to the Company, notified Walnut Valley in writing that:

                    (A) The City proposes to sell the Interest to the Company as a part of the Water System on the terms and conditions set forth in this Agreement;

                    (B) The portion of the Purchase Price allocated to the Interest is $2,946,143;

                    (C) Valencia has declined to exercise its right of first refusal and that Walnut Valley has indicated its intention to acquire the entire Interest;

                    (D) Subject to Walnut Valley confirming its exercise of its right of first refusal, payment for the Interest will be in cash in the amount of $2,946,143 payable into the Escrow on the Closing Date against delivery of a mutually approved assignment and assumption agreement with Walnut Valley.

The form and substance of the notice was approved in advance by the Company. Walnut Valley has exercised its right of first refusal by letter dated January 24, 2000. A copy of such letter shall be furnished to the Company.

              (ii) Assuming that Walnut Valley timely and properly confirms the exercise of its right of first refusal by deposit of such funds into Escrow, then:

                    (A) Concurrently with the Closing, the City shall sell and assign the interest to Walnut Valley for $2,946,143; and

                    (B) The Purchase Price paid by the Company shall be reduced by $2,946,143 (to $8,553,857).

              (iii) If Walnut Valley declines to confirm its exercise of the right of first refusal and fails to complete the purchase of the Interest at the time and in the manner set forth in the City's notice, then:

                    (A) At the Closing, the City shall assign to the Company all right, title and interest of the City in the Interest and the Company shall assume all obligations of the City pursuant to the Participation Agreement accruing subsequent to the Closing Date. The Company shall not assume any obligation with respect to any bonds or other financing issued by the City with respect to the facilities which are the subject of the Participation Agreement. The assignment and assumption agreement shall be in form and substance reasonably satisfactory to the City and the Company.

                    (B) The Company shall cooperate with the City as reasonably requested by the City in effecting such transfer, but such cooperation covenant shall not require the Company to bear any costs which are the responsibility of the City or to assume any obligations in addition to those to be assumed by the Company pursuant to this Agreement.

                    (C) There shall be no reduction in the Purchase Price provided for in Sections 2.5 and 3.1.

                    (D) The Company agrees that any issues between the City and Walnut Valley as to bond payments relating to the Grand Avenue Line are between the City and Walnut Valley only, are outside the scope of this Agreement and are not to involve the Company.

              (iv) The City is a party to a reimbursement agreement associated with the Participation Agreement pursuant to which the City pays to Walnut Valley the sum of approximately $23,000 per year (the "District Payment"). Responsibility for the District Payment shall be assumed by the Company as a part of the purchase of the Water System if but only if the Company acquires the City's Interest.

          (b) Galster Pump Station.  Included within the Water System is a
              --------------------
pumping station (the "Galster Facility") located within Galster Park, a public park owned and operated by the City. As a part of the sale of the Water System, the City shall:

              (i) Convey the Galster Facility (without the real property) to the Company by means of a bill of sale;

               (ii) Grant to the Company an exclusive easement to use, maintain and operate the Galster Facility in its present location;

               (iii) Grant to the Company a non-exclusive easement to operate, maintain, repair, replace, etc. any service line located within Galster Park and running to or from the Galster Facility; and

               (iv) Confirm the Company's rights as a franchisee to use the public right of way in Galster Way.

Such bill of sale and easement agreements shall be prepared by the Company at its cost and shall be subject to the approval of the City, not to be unreasonably withheld or delayed. The area encompassed by the easement described in clause (ii) shall be sufficient in size to encompass the Galster Facility and building enclosure, to permit repair and replacement thereof and to permit vehicular access from the adjacent public street. The easement provided for in clause (iii) shall be sufficient to reasonably accommodate all permitted activities with respect to such service line. The Company shall prepare all legal descriptions and depictions required with respect to such easements, at the expense of the Company.

          (c)  Fire Hydrants.  Without limiting the generality of the
               -------------
definition thereof, the Water System shall include all fire hydrants owned and served by the City as of the Closing Date. All such fire hydrants (and the pipelines serving such hydrants) shall be transferred to the Company by means of a bill of sale. To the extent that any such hydrant is not located in a public right-of-way, the City shall, (i) to the extent such hydrant is located in an area covered by a single purpose easement, assign such easement to the Company and (ii) to the extent such hydrant is located in a general utility easement area, grant to the Company an easement to maintain such hydrant and pipeline in such easement area. All such instruments shall be prepared by the Company at its expense and shall be subject to the approval of the City, not to be unreasonably withheld or delayed.

          (d)  Sites For Future Improvements.  The Water System shall also
               -----------------------------
include all, if any, sites acquired and owned by the City for future use of the Water System. Title to all such sites shall be transferred to the Company by quitclaim deed on the Closing Date.

          (e)  Intertie.  The City is a party to a certain Agreement For An
               --------
Emergency Intertie dated March 16, 1976 with Walnut Valley, as amended in 1978 the "Intertie." The Intertie is a part of the Water System and shall be assigned to the Company at the Closing. The Company shall also assume all obligations of the City under the Intertie accruing from and after the Closing Date. The form and substance of such assignment and assumption shall be subject to the reasonable approval of each of the City and the Company. Such assignment and assumption agreement shall be prepared by the attorneys for the Company, at its expense. The City shall have no responsibility to obtain any consent or approval of Walnut Valley to such assignment and assumption. Any such consent or approval shall be the sole responsibility of the Company, and failure to obtain such consent shall not relieve the Company of its obligations hereunder.

     2.6  Plant 118.  The City and the Company jointly developed a certain
          ---------
pumping station commonly known as "Plant 118." The Company owns the real property on which Plant 118 is located. Each of the Company and the City own one-half (1/2) of the building located thereon and each owns the pumping equipment located in its one-half of the building. The City's one-half of the building and pumping equipment is included in the Water System, and on the Closing Date the City shall transfer to the Company, by bill of sale, the City's one-half of the building and pumping equipment.

     2.7  Hassen Facilities.  Included within the Water System are certain
          -----------------
facilities developed by Hassen Development and consisting of two water reservoirs, a service line to the reservoirs and a branch or loop line (the "Hassen Facilities"). The City has accepted the reservoirs, the service line and the branch line but has not accepted the developer's irrevocable offer of dedication of the large open space area in which the Hassen Facilities are located. The City and Company agree that:

          (a) On the Closing Date, the City shall transfer title to the reservoirs, service line and branch line to the Company by means of a bill of sale.

          (b) The City shall, prior to the Closing Date, accept or otherwise obtain sufficient rights in and to the open space area to enable the City, on the Closing Date, to grant or assign to the Company (i) an exclusive easement as to the portion of such open space area on which the reservoirs are located and
(ii) a non-exclusive easement as to the areas in which the service line and branch line are located.

          (c) On the Closing Date, the City shall execute, acknowledge and deliver to the Company the easements described in subsection (b) above.

          (d) Within two (2) years after the Closing Date, the City shall (i) accept or otherwise acquire legal title to the entire open space area, (ii) at the Company's expense, prepare and process a parcel map to constitute the area containing the reservoirs as a separate legal parcel and (iii) transfer such legal parcel to the Company by grant deed.

          The bill of sale, easements and grant deed shall be prepared by the Company at its expense and shall be subject to the approval of the City, not to be unreasonably withheld or delayed. The parcel map shall be prepared and processed by the City, but the size and configuration of the reservoir parcel shall be subject to the approval of the Company, not to be unreasonably withheld or delayed. The Company shall also reimburse the City for all reasonable fees and costs incurred to prepare and process the parcel map, with such reimbursement to be made periodically not more frequently than monthly within ten (10) days after delivery to the Company of documentary evidence as to the costs and fees incurred reasonably satisfactory to the Company.

                                  ARTICLE 3.

               PURCHASE PRICE, ALLOCATION OF REVENUES AND COSTS

     3.1  Purchase of Water System.  The City hereby agrees to sell to the
          ------------------------
Company for the Purchase Price and, except as otherwise expressly set forth herein, free and clear of all liens, claims and encumbrances, and the Company hereby agrees to purchase from the City, the Water System, which includes, among other things, all real property described on Exhibit E, all easements described
                                             ---------

on Exhibit F, all tangible personal property (including but not limited to
   ---------
mains, hydrants, all other operating facilities and distribution system) described on Exhibit G, all intangible property (leases, permits, licenses,
             ---------
etc.) described on Exhibit H and those assets provided for in Section 2.5 to be
                   ---------
transferred to the Company. Title to and possession of the Water System shall be delivered to the Company on the Closing Date.

     3.2  Purchase Price.  The Purchase Price shall be Eleven Million Five
          --------------
Hundred Thousand Dollars ($11,500,000.00), payable as provided in Sections 2.2 and 5.2 and subject to adjustment as provided in Section 2.5. There shall be no adjustments to the Purchase Price for Capital Additions to the Water System prior to the Closing or for accumulated depreciation prior to Closing. There shall be no adjustment to the purchase price on account of the prorations, adjustments and allocations provided for in Sections 3.3 and 3.4, all of which shall be handled outside of Escrow.

     3.3  Allocation of Costs.  As of the Closing Date, the parties shall cause
          -------------------
Southern California Edison Company and Southern California Gas Company to read all meters serving the Water System and, in each case, to render final bills to the City and to switch the billings for such services to the Company at the Closing Date. The parties shall give the same notice to all water suppliers to the City.

          The City shall be responsible for all utilities usage by the Water System through the Closing Date and for the cost of all water purchased by the City through the Closing Date. The City shall also be responsible for all costs of operating the Water System, including employee compensation and related costs, through the Closing Date.

          The Company shall be responsible for all utilities costs with respect to the Water System subsequent to the Closing Date and shall supply, at its expense, all water necessary to operate the Water System subsequent to the Closing Date. As to all other costs of operating the Water System, including but not limited to the Company's employee compensation and related costs, the Company shall be responsible for all such costs incurred subsequent to the Closing Date. All billings to the City's Customers for the period which includes the Closing Date shall be pursuant to the City's normal billing cycle.

     3.4  Allocation of Revenues.  Consistent with the last sentence of Section
          ----------------------
3.3, all billings to the City's Customers for the period which includes the Closing Date shall be by the Company but pursuant to the City's normal billing cycle. All revenue on such billings (i.e., those which include the Closing Date) shall be allocated and paid, upon collection by the Company, between the City and the Company based upon the number of days prior to and including the

Closing Date (to the City) and the number of days thereafter (to the Company). Bad debts shall be allocated and charged to the City and the Company in the same manner, when such debts are determined to be uncollectible.

          The City and the Company contemplate that the Company will bill Customers for all water service rendered by the Water System for the billing period which includes the Closing Date. In the event, however, that the Company is unable to implement such billings immediately following the Closing Date, the City shall, upon request by the Company, perform such billings for the Company for up to three (3) two (2) month billing cycles subsequent to the Closing Date. Such bills shall be prepared based upon information supplied by the Company, and the Company shall reimburse the City for all costs incurred by the City to prepare and deliver such bills. Such costs shall include the allocated compensation costs of the City's employees who prepare such bills, the postage costs incurred to deliver such bills to such Customers and the direct and indirect overhead of the City in performing such service for the Company.

     3.5  Adjustments Outside of Escrow.  The prorations and adjustments
          -----------------------------
provided for in Sections 3.3 and 3.4 shall be made by the City and the Company outside of the Escrow. The only proration to be made in Escrow shall be real property taxes and assessments, if any, with respect to the Water System. Such proration shall be made by Escrow Agent based upon the latest available information provided by the City and the Company. Any proration in favor of the City shall be deposited by the Company in Escrow at the Closing in addition to the Purchase Price for the Water System. Any proration in favor of the Company shall reduce the Purchase Price payable by the Company for the Water System. To the extent that any adjustment, allocation or proration provided for in this Section cannot be effected at or prior to the Closing Date, the parties shall make such adjustment, allocation or proration as promptly as practicable thereafter.

     3.6  Possession.  Possession of the entire Water System shall be delivered
          ----------
to the Company on the Closing Date. Such delivery of possession shall include delivery of all keys to all facilities comprising a part of the Water System.

     3.7  Claims.  Any liability claims against or involving the Water System
          ------
and arising out of occurrences on or prior to the Closing Date shall be the responsibility of the City. All liability claims arising out of occurrences thereafter shall be the responsibility of the Company. Each party shall hold the other harmless under Sections 6.13 and 8.2 from and against all claims for which the indemnifying party is responsible.

                                  ARTICLE 4.

                      WATER RATES AND SERVICE PROVISIONS

     4.1  City Rates.
          ----------

          (a) Except as provided in subsection (b) below, the City shall, between the Date of this Agreement and the Closing Date, maintain in effect the City's Rates (as set forth on Exhibit A) without change.
                              ---------

          (b) Notwithstanding subsection (a) above, the City shall, effective as of the Closing Date, (i) decrease the commodity portion of the City's Rates applicable to Customers located within the boundaries of the City by 15.0% and
(ii) decrease the commodity portion of the City's rates applicable to all other Customers by 0.2%. The City shall make no other changes to the City's Rates.

     4.2  Water Rates and Billing By Company.
          ----------------------------------

          (a)  From and after the Closing Date, the Company shall:

               (i) As to those Customers located within the boundaries of the City, maintain in effect the City's Rates (after the reduction effected pursuant to Section 4.1(b), for a period of four (4) years subsequent to the Closing Date without increase in such Rates but with the addition of the 1.4% CPUC surcharge described in clause (ii) below.

               (ii) As to those Customers located outside of the boundaries of the City, maintain in effect the City's Rates (after the reduction effected pursuant to Section 4.1(b), for a period of four (4) years subsequent to the Closing Date without increase in such Rates. However, subsequent to the Closing Date the charges to such Customers may be increased by a CPUC surcharge (currently approximately 1.4% of Customer bills) designed to cover certain operating expenses of the CPUC.

               (iii) Advise the CPUC by advice letter of the additional geographical area to be served. Moreover, and subject to CPUC approval, the Company shall include the entire Purchase Price in the Company's rate base. The Company and the City recognize that, pursuant to an order of the CPUC issued on October 21, 1999 (the "Order"), the Company's advice letter to the CPUC must justify the reasonableness of the reduced City's Rates and that such reduced City's Rates require the approval of the CPUC. The Company shall obtain such CPUC approval and shall use its best efforts to obtain such approval before the Closing Date.

               (iv) As to all Customers of the Water System, provide service of a quality and level at least equal to that provided by the City prior to the Closing. The quality of the water provided shall meet all federal and state requirements, and all water service shall be in accordance with the rules and regulations of the CPUC.

               (v) The Company shall not file for rate increases for the West Covina Portion or the Walnut Portion to be effective earlier then four (4) years after the Closing Date. If the CPUC requires the Company to increase the rates provided for in Section 4.1(b) above effective prior to the end of such four
(4) year period, from the date of the increase to the end of the four (4) year period the Company shall take such action as shall be legally permitted and which shall provide to the City's Customers (both within and outside of the City's boundaries) the same economic benefit as if the CPUC had not required such increase(s).

          (b) The City is not liable for, nor does it guarantee payment of, any amounts charged by the Company to Customers, except to the extent that the City is provided water service by the Company for its own use or on its own behalf. The Company shall not be precluded from adjusting customer billing periods from the bi-monthly billing period used by the City to the monthly billing used by the Company.

          (c) The provisions of subsections (a) and (b) above shall be subject to all CPUC policies and practices as to water service provided by CPUC regulated water purveyors.

     4.3  Fire Hydrant Services.  Subject to Section 4.6, from and after the
          ---------------------
Closing Date, the Company, without additional charge, shall provide water for fire protection in the Water System. The Company will maintain all fire hydrants and install others as reasonably required by fire agencies.

     4.4  Connections or Main Extensions Subsequent to Closing.  After the
          ----------------------------------------------------
Closing, all applicable rules and orders of the CPUC and other agencies having jurisdiction of the Water System or the Company shall govern present and future Customer connections and main extensions to the Water System.

     4.5  Capital Additions.  Pending the Closing, the City is authorized to
          -----------------
continue to completion all additions, betterments and improvements commenced by the City prior to the Date of this Agreement. Such pending work (i.e., Capital Additions currently in process at the Date of this Agreement) is set forth on
Exhibit I and is approved by the Company. The City further agrees that between
---------
the Date of this Agreement and the Closing Date it will consult with the Company and obtain the written approval of the Company prior to commencing any additional betterments or improvements. Subsequent to the Date of this Agreement, the City will not approve any main extensions without the prior written approval of the Company. All main extensions to which the City has title as of the close of sale of the Water System shall be transferred to the Company as a part of the Water System. All main extensions to which the City receives title after the close of sale of the Water System shall be transferred to the Company upon receipt of title thereto by the City.

     4.6  Water Supply From Company Subsequent to Closing. After the Closing,
          -----------------------------------------------
water service shall be provided by the Company in the Water System, also subject to the approval of the CPUC and all applicable rules and orders of the CPUC and other agencies having jurisdiction thereof. Water provided by the Company shall be available at the pressure which is normally available but not less than that which may be required by State and Federal regulatory agencies. The Company EXPRESSLY does not guarantee a supply of water for fire protection to ANY of its Customers (whether within the Walnut Portion or the West Covina Portion), and makes no warranty or guarantee whatsoever in this Agreement with respect to the quantity or quality of water for fire protection available in the Water System.

     4.7  Reclaimed Water.  The City and the Company acknowledge that BKK, the
          ---------------
City and certain other Customers located within the area served by the Water System desire to obtain Reclaimed Water for irrigation purposes. In the event that the City and/or such Customers desire to obtain or construct a delivery system for such Reclaimed Water within the area served by the Water System, the City shall in writing offer to the Company the opportunity to participate in such delivery system on an equitable basis, including the rate for reclaimed water delivered, to be determined at the time of planning for such delivery system. The Company may participate, on the basis offered and at the same rate(s) set forth in the proposal delivered to the Company, by accepting such offer by written notice to the City within thirty
(30) days after receipt of such offer, and if the Company so elects to participate, the customers for such delivery system shall become Customers of the Water System as to such Reclaimed Water. If the Company declines to participate or does not accept the City's offer within such thirty (30) day period, the City and/or such Customers shall be free to install such delivery system and obtain Reclaimed Water therefrom without objection or challenge by the Company. If the Company declines to participate or fails to timely accept such offer, the Company waives all rights which it may have to object to or challenge such Reclaimed Water delivery system. If the Company declines to participate or fails to timely accept such offer, the City shall not offer the opportunity to participate to third parties on terms more favorable to such third parties than those offered to the Company.

                                  ARTICLE 5.

                           CONDITIONS TO OBLIGATIONS

          The obligation of the parties to close the purchase and sale transaction shall be contingent on satisfaction of each of the following conditions.

     5.1  Statutory Prerequisites. The City has obtained special legislation,
          -----------------------
codified as Section 10061.3 of the Code (the "Special Statute"), permitting the sale to the Company of the entire Water System without compliance with Section 10061 et seq. of the Code and subject to (i) approval of such sale by a majority of the City Council and (ii) approval of such sale by a majority of those West Covina Portion Customers returning ballots based upon a mail ballot sent to all West Covina Portion Customers along with information as to the sale as specified in the Special Statute. In connection with the sale of the Water System:

               (A) The City prepared a ballot and information notice which met the requirements of the Special Statute, mailed or caused to be mailed such ballot and notice to all West Covina Customers and held a City Council meeting to tabulate the ballots returned as required by the Special Statute. The tabulation indicated approval of the sale by more than the required majority of West Covina Customers returning ballots.

               (B) The ballot and information notice were approved by the Company. The Company shall reimburse to the City all out-of-pocket costs incurred by the City in complying with clause (A) above. Such costs shall include the fees and costs of a consultant retained by the City to prepare, distribute, collect and tabulate the ballot and notice, mailing and printing costs and the costs and fees of the City's legal counsel with respect to such ballot and notice process. Payment of such costs shall be made, if not made prior thereto, on the Closing Date as provided for in Section 2.2.

               (C) By executing and delivering this Agreement, the City represents and warrants that the City Council has approved the sale of the Water System to the Company upon the terms and at the Purchase Price set forth herein. There shall not have been any amendment to, modification of, rescission of or repeal of such approval prior to the Closing Date unless the

Company fails to obtain the CPUC approval described in Section 4.2 prior to Closing or otherwise fails to perform hereunder in some material respect.

               (D) At the Closing, the City shall deliver a certificate executed by the Public Services Director and the City Clerk of the City certifying:

                    (1) That each of the factual statements set forth in clauses (A) and (B) above is accurate and each action described in such clauses
(A) and (B) has in fact been taken.

                    (2) The number of ballots received by the City from the West Covina Portion Customers, the number of ballots voted in favor of the within sale and the number of ballots voted against the within sale.

                    (3) The resolutions adopted by the City Council with respect to clauses (A), (B) and (D) (2) above and attaching copies of such resolutions to such certificate.

The certificate shall be prepared by the attorneys for the Company and shall be subject to the approval of the City and the Company, in each case not to be unreasonably withheld or delayed.

     5.2  Defeasance of Water Revenue Bonds. The City shall defease, or pay and
          ---------------------------------
satisfy all Water Revenue Bonds as set forth in this Section. The City will make available to the Company for inspection and copying prior to the Closing Date documentary evidence that all steps necessary to defease such Water Revenue Bonds have been taken as of or prior to the Closing Date. The City shall also provide to the Company on the Closing Date a written agreement to indemnify and hold the Company harmless from any claims, loss or damage, including expenses and reasonable attorneys' fees, sustained as a result of failure to effectively retire all Water Revenue Bonds. The indemnity agreement to be delivered at the Closing shall be in the form attached hereto as Schedule 1. It is expressly
                                                ----------
agreed that the Water Revenue Bonds are to be defeased prior to or concurrently with the Closing, that the Water Revenue Bonds are not to constitute a lien, claim or encumbrance on the Water System acquired by the Company, or any portion thereof, and that the Water Revenue Bonds and any obligations or liabilities relating thereto are not assumed by the Company in any respect.

     5.3  Approval of Property, Books and Records.
          ---------------------------------------

          (a) The City shall allow the Company to inspect all books, records, contracts and property of the City constituting or relating to the Water System, which said inspection may be undertaken by the Company at a time convenient to the Company and the City prior to the Closing Date. The City further agrees to permit the Company and its representatives full access to the City's property and records constituting or relating to the Water System at any time prior to the Closing Date during normal business hours and to supply all information concerning the Water System and its affairs as the Company may reasonably request.

          (b) The Company shall, in its sole but reasonable discretion before the Closing Date, approve the financial condition of the Water System and the physical condition of the assets comprising the Water System.

          (c) The City and the Company acknowledge that the City has used Bookman-Edmonston Engineering as the City's outside civil engineering firm. The City hereby consents to retention by the Company of such firm in connection with the Water System, or any portion thereof, after the Closing and, to the extent of the City's ability to do so, waives any actual or apparent conflict of interest which such firm might otherwise have due to its prior retention by the City.

     5.4  Consents. All necessary consents, if any, for the assignment or
          --------
transfer of all contracts, leases, licenses, easements and permits which form a part of or relate to the Water System shall be obtained by the City and shall be in form and substance reasonably satisfactory to the Company, unless the Company agrees to specifically waive such requirement with respect to one or more of the contracts, licenses, leases, easements or permits.

     5.5  Easements. The City shall provide to the Company easements which are
          ---------
in form and substance reasonably satisfactory to the Company for all water mains, reservoir access, facilities and appurtenances which are a part of the Water System and which are not located on public rights-of-way or in easements assigned to the Company. The Company will assist the City in its attempt to acquire such easements to the extent that such easements do not exist at the Date of this Agreement, and the obligations of the Company hereunder shall be contingent upon its ability to acquire transferable property rights for all of the City's watermains, reservoir access, facilities and appurtenances not located on public rights of way. Prior to the Closing, the City shall also amend the existing water franchise agreement previously granted by the City to the Company to include the use of the streets and other public places of the City incident thereto as reasonably necessary for the Company to operate the West Covina Portion of the Water System and without change in the terms, conditions and franchise fee rate thereof. The covenants of the City contained in this Section shall include those easements and other rights to be granted or assigned pursuant to Section 2.5 above.

     5.6  Franchises to Operate. At or before the Closing Date, the Company
          ---------------------
shall either (a) receive a water franchise agreement from the City of Walnut sufficient for the Company to operate the Walnut Portion without fee or charge to the Company by the City of Walnut or (b) receive a letter from the City Manager of the City of Walnut providing, in substance, that no such franchise agreement is required for the Company to operate the Walnut Portion of the Water System.

     5.7  Other Approvals. The Company and the City shall receive all consents,
          ---------------
approvals and authorizations of all governmental bodies, authorities and agencies, if any, having jurisdiction over the transaction provided for in this Agreement, free of conditions or restrictions which would impair the ability of either party to consummate the transaction contemplated by this Agreement in accordance with its terms.

     5.8  Title Approval and Commitment. Approval by the Company of the title to
          -----------------------------
the real property and real property interests (and all operating facilities therein or thereon) included in the Water System and the written commitment of Chicago to issue, upon the closing, a policy of CLTA Owner's title insurance in favor of the Company, insuring title to such real property and real property interests (and all operating facilities therein or thereon) in the Company with a liability amount equal to the Purchase Price, plus costs of defense as permitted by such policy, subject only to such matters as are approved by the Company. Promptly upon the execution of this Agreement, the Company (with the City's consent, which hereby is given) shall cause Chicago to issue and deliver to the Company a preliminary title report (the "PTR") with respect to all real property and real property interests included in the Water System, together with legible copies of all exceptions described therein. The PTR and exceptions shall be subject to the approval of the Company, which approval shall not be unreasonably withheld and shall be deemed given unless the Company shall disapprove the PTR and exceptions by written notice to the City and Escrow Agent within thirty (30) days after receipt by the Company of the entire PTR and exceptions. Such notice shall specify with particularity the item or items disapproved. For the purposes of this provision, the Company shall not be entitled to disapprove (a) the standard printed exceptions to the PTR form, (b) real property taxes a lien not delinquent, (c) the lien of the Water Revenue bonds (which shall be released or reconveyed at or prior to Closing) and (d) any lien, claim or encumbrance created or suffered by the Company. If the Company timely and properly disapproves the PTR and exceptions, the City shall, within fifteen (15) days after receipt of such notice, notify the Company and Escrow Agent in writing whether the City elects to remove or cure the item(s) disapproved. If the City so elects to remove or cure such disapproved item(s), it shall proceed to do so and shall complete such removal and cure to the reasonable satisfaction of the Company and Chicago at least ten (10) days prior to the Closing. If the City elects not to remove or cure such item(s) or makes no written election within such time period, the Company shall have thirty (30) days from receipt of the City's election or the expiration of the fifteen (15) day period, as applicable, to either (i) elect to accept title with such disapproved item(s) or (ii) elect to terminate this Agreement. Promptly following approval by the Company of title to the real property and real property interests included in the Water System, the Company (with City's consent, hereby given) shall cause Chicago to issue and deliver to the Company the written commitment provided for in this Section subject only to the exceptions approved (or disapproved but accepted) by the Company. Upon the closing, the Company (with the City's consent) at the expense of the Company, shall cause Chicago to issue to the Company a policy of title insurance in accordance with the commitment.

     5.9  Absence of Certain Events. There shall not have occurred any damage to
          -------------------------
or destruction of any material portion of the Water System between the Date of this Agreement and the Closing Date. For this purpose, a "material portion" shall mean a portion or portions of the Water System with an aggregate repair or replacement cost of $100,000 or more. However, in the event of the occurrence of damage to or destruction of a material portion of the Water System, the Company may, by written notice to the City and Escrow Agent given within thirty (30) days after receipt by the Company of written notice of such occurrence, elect to waive the satisfaction of this condition and proceed to close the purchase. In such event the City shall, at the election of the Company, either (a) repair or replace the damaged or destroyed property(ies) prior to the Closing (if such repair or replacement can be accomplished prior to the Closing), (b) assign to the Company at the Closing all rights of the City to the proceeds of all insurance maintained by the City with respect to such damaged or destroyed property or (c) transfer the damaged property to the Company in its then condition, with a reduction in the Purchase Price equal to the mutually agreed cost of repair or replacement.

     5.10 Lender Matters. The Company shall have obtained (a) financing in an
          --------------
amount equal to the Purchase Price from a lender selected by the Company and upon terms and provisions satisfactory to the Company and such lender and (b) all consents to the purchase by the Company of the Water System and/or such new financing required by all existing credit agreements to which the Company and/or the Company's parent are parties and which require such consent prior to such purchase and/or new financing.

     5.11 Accuracy of Representations and Warranties.
          ------------------------------------------

          (a) All representations and warranties of the City and all representations and warranties of the Company shall be accurate as of the Date of this Agreement and the Closing Date and all covenants of the City and the Company to be performed by the Closing Date shall have been performed by the Closing Date or waived.

          (b) The Company shall be responsible to satisfy those conditions set forth in Sections 5.3, 5.6, 5.7 (to the extent of approvals, consents and authorizations required due to the Company's operations), 5.8, 5.10 and 5.11(a) (to the extent of representations, warranties and covenants of the Company). The City shall be responsible to satisfy those conditions set forth in Sections 5.1, 5.2, 5.4, 5.5, 5.7 (to the extent of approvals, consents and authorizations required due to the City's operations) and 5.11(a) (to the extent of representations, warranties and covenants of the City).

          (c) Each party shall use its respective best efforts to satisfy each condition for which such party is responsible. Nothing herein, however, shall require either party to pay any expense or to assume any obligation in addition to those expenses and obligations which such party agrees to pay or assume pursuant to the provisions of this Agreement. Moreover, nothing in this section or this Agreement shall be deemed or construed to limit any approval right or other right given to either party with respect to satisfaction of any condition, except that any approval required shall not be unreasonably withheld. Each party agrees to cooperate as reasonably requested by the other in connection with the satisfaction of the conditions set forth in each of such Sections.

          (d) The conditions set forth in Sections 5.2, 5.3, 5.5, 5.6, 5.8, 5.9 and 5.10 have been included for the benefit of the Company. The conditions set forth in Sections 5.1, 5.4, 5.7 and 5.11 (for the City as to the representations, warranties and covenants of the Company and for the Company as to the representations, warranties and covenants of the City) have been included for the benefit of both the City and the Company. As to those conditions which are solely for the benefit of the Company, only the Company can waive the satisfaction thereof. As to those conditions which are for the benefit of both the City and the Company, any waiver thereof, to be effective, must, except as to Section 5.11, be by both parties. As to any waiver of Section 5.11, each party may waive only the accuracy of a representation and warranty of the other party or the breach of a covenant by the other party. Any waiver of a condition pursuant to this Article must be in a written notice to the other party and to Escrow Agent.

          (e) In the event of failure of any of the conditions set forth in Sections 5.1 through 5.11, a party for whose benefit such condition is included shall have the right to terminate this Agreement. Such termination shall be effected by written notice from the terminating party to the other party and to Escrow Agent given promptly following the failure of such condition and, in any event, prior to the Closing Date. In the event that this Agreement is terminated pursuant to this subsection
(e), this Agreement shall terminate on the third (3rd) business day following the date of such termination notice (unless such failed condition is satisfied within such period). Upon such termination, Escrow Agent shall promptly return to each party all funds and instruments deposited by such party; the Company shall bear the escrow cancellation fee; each party shall bear all fees and costs incurred by it in the negotiation and preparation of this Agreement and in performing its respective obligations hereunder through the date of termination; the Company shall return to the City all information and documents provided by the City with respect to the Water System; and except as provided herein, neither party shall have any further rights or obligations pursuant to this Agreement. Pending any such termination, each party shall diligently pursue its obligations hereunder.

                                  ARTICLE 6.

                  REPRESENTATIONS AND WARRANTIES OF THE CITY

          The City represents and warrants to the Company as follows:

     6.1  Political Existence. The City is a duly constituted, validly existing
          -------------------
municipal corporation, in good standing, and authorized to do business under the laws of the State of California. The City has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

     6.2  Authorization. The execution and delivery of this Agreement, and all
          -------------
other instruments and documents contemplated hereunder, and the performance by the City of its obligations and duties hereunder and thereunder have been duly authorized by the City Council of the City. Those persons executing and delivering this Agreement and such other instruments on behalf of the City are duly authorized to so execute and deliver on behalf of the City.

     6.3  No Breach.
          ---------

          (a) The execution, delivery and performance of this Agreement do not and will not constitute a breach or violation of or a default under any ordinances or the governing code of the City or any other agreement, contract, mortgage or other instrument to which the City or its properties are bound, nor will such execution, delivery and performance result in the creation of any lien, charge or encumbrance upon any property or assets of the City, nor will such actions violate any statute, ordinance, regulation, judgment, order or ruling to which the City or its properties are subject, except for such exceptions as are specifically stated in the opinion of the City Attorney and as are reasonably approved by the Company.

          (b) Without limiting the generality of the foregoing, the City specifically represents and warrants that (i) the City has full power and authority to sell to the Company reservoir R-2 in the Walnut Portion ("R-2"),
(ii) no consent to or approval of such sale is required from the United States government or any agency thereof and (iii) the City is entitled to retain all amounts paid by the Company to the City for R-2. The City agrees specifically that it shall indemnify, defend and hold the Company harmless from any and all claims by the United States (or any agency thereof) to any portion of the Purchase Price and any and all claims to the effect that the United States (or any agency thereof) has any interest in R-2 or any claim or lien thereon.

          (c) The City represents and warrants that it does not collect and therefore does not have any customer deposits to transfer to the Company.

          (d) The City shall not, prior to the Closing Date, reduce the City's Rates for water service, except as provided in Section 4.1 above.

     6.4  Financial Statements. The Balance Sheet accurately and completely sets
          --------------------
forth the assets of and the liabilities of the Water System as of the date of the Balance Sheet. There have been no material adverse changes in the financial condition or business of the Water System since the date of the Balance Sheet. All assets set forth in Exhibits E, F, G and H are used and useful in the
                        ----------------------
operation of the Water System. Exhibits E, F, G and H were compiled jointly by
                               ----------------------
the City and the Company, and the City does not warrant the accuracy or completeness of such Exhibits. However, employees of the City familiar with the Water System have reviewed (without independent investigation) such Exhibits and, on the basis of their knowledge, the City is not aware of any omissions from or inaccuracies in such Exhibits. If, however, it is determined after the Closing that any asset of the Water System was not included in the appropriate Exhibit and was not transferred to the Company, the City shall promptly transfer the same to the Company without additional charge by means of an appropriate conveyance (grant deed, bill of sale or assignment) in form and substance reasonably satisfactory to the City and the Company.

     6.5  Title to Assets. The City has good and merchantable title to all
          ---------------
assets comprising the Water System, subject only to the lien of the Water Revenue Bonds and those related to the Grand Avenue Line. The City will convey title to all real property and real property interests included in the Water System free and clear of all liens, claims and encumbrances, by deed, except in the case of easements, the conveyance of which may be by grant in a form satisfactory as to form and content to the Company and Chicago. As to all other assets, conveyance shall be made by instruments appropriate thereto and reasonably satisfactory to the Company as to form and content. Neither any review by the Company of the City's books and records pertaining to or the assets comprising the Water System nor any title insurance obtained by the Company with respect to the assets comprising the Water System shall relieve the City from liability for the inaccuracy of the representation contained in this Section.

     6.6  Warranty to Preserve and Maintain. The City shall, between the Date of
          ---------------------------------
this Agreement and the Closing Date, operate, maintain and preserve the Water System in a careful and proper manner, and deliver the same to the Company in as good condition as it now is, reasonable wear and tear expected. Between the Date of this Agreement and the Closing Date, the City shall operate the Water System in the same manner as operated on the Date of this Agreement. As set out in
Section 5.9, all risk of loss or damage prior to the Closing to the Water System or any part thereof by fire, tornado, windstorm, explosion or any other casualty whatsoever shall be assumed by the City.

     6.7  Contractual Freeze. The City shall not enter into any contractual
          ------------------
agreements prior to the Closing which relate to the Water System or the provision of water service thereby without the Company's written consent except in connection with normal and usual commitments in the ordinary course of business for the purchase of materials, services and supplies, which such commitments shall be terminable upon not more than thirty (30) days written notice unless otherwise approved by the Company.

     6.8  Insurance. The City shall continue to maintain its current insurance
          ---------
or self-insurance coverage on the Water System through and including the Closing Date, after which time all insurance coverage with respect to the Water System shall be the obligation of the Company.

     6.9  Pending Litigation. To the best of the City's knowledge without
          ------------------
independent investigation, there are no actions, suits or proceedings pending or threatened against the City, its properties, or the assets constituting the Water System, at law or in equity, before or by any federal, state, county, municipal or other government court, department, commission, board, bureau, agency or instrumentality in which an adverse judgment, assessment or liability would have a material adverse effect on the City's title to any of the assets comprising the Water System, the rights of the City or the Company to own and operate the Water System, or the ability of the City to execute and deliver this Agreement or to perform its obligations under this Agreement or the other agreements contemplated hereunder.

     6.10 Transfer of Operational Authority. The City shall use its best
          ---------------------------------
efforts to transfer to the Company all licenses, permits, and other authorizations, if any, necessary to operate the Water System in the manner and method in which operated prior to the Closing Date.

     6.11 Compliance with Applicable Laws. To the best knowledge of the City,
          -------------------------------
without independent investigation, and except as disclosed in written materials (the "Materials") supplied by Rutan & Tucker, legal counsel to the City, to Latham & Watkins, legal counsel to the Company, the Water System, and all facilities and other components thereof, comply with all applicable federal and state statutes, laws and other requirements, including but not limited to all statutes, laws, regulations, rulings and other governmental pronouncements and requirements dealing with or regulating (a) the quality of water delivered by the Water System, (b) the operation, maintenance and repair of the Water System and the various facilities and other assets comprising the Water System, (c) provision of water service to the City's Customers and the charges therefor and
(d) the presence, use, discharge, storage or release of all materials (whether solid, liquid or gaseous) determined by any governmental authority to be hazardous or dangerous to persons or property.

          For the purposes of the Materials, responsibility for any fines or penalties resulting from any action or inaction by the City with respect to the Water System shall remain with the City, all testing required subsequent to the Closing Date shall be the responsibility of the Company and responsibility for any other matters shall be as agreed by the City and the Company, applying the other provisions of this Agreement.

     6.12 Opinion of City Attorney. The City shall deliver to the Company at
          ------------------------
the Closing an opinion of the City Attorney for the City, dated the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that:

          (a) The City is a duly constituted, validly existing municipal corporation, in good standing, and authorized to do business under the laws of the State of California. The City has all necessary power and authority to execute and deliver this Agreement and all other agreements provided for herein and to perform its obligations hereunder and thereunder.

          (b) All consents, approvals and authorizations of all governmental bodies, authorities, agencies and citizens which are required for the execution and delivery by the City of this Agreement and all other agreements provided for herein and for the City's performance of its obligations pursuant to this Agreement and all other agreements provided for herein have been received, free from any conditions and restrictions. All statutory prerequisites to the sale of the Water System to the Company on the terms described herein have been fully complied with. Without limiting the generality of the foregoing, all requirements of the Code and the Special Statute applicable to the sale of the Water System provided for herein have been complied with.

          (c) The execution and delivery of this Agreement and all agreements contemplated hereunder by the City and the consummation of the transactions contemplated hereby and thereby are within the corporate power of the City, have been duly authorized by all necessary action on behalf of the City, and this Agreement has been duly executed by the City, and constitutes the valid and binding obligation of the City enforceable in accordance with its terms. Those persons executing and delivering this Agreement on behalf of the City are duly authorized to so execute and deliver on behalf of the City.

          (d) The deeds, easements, bills of sale and all other instruments of conveyance delivered by the City to the Company at the Closing are legally valid and enforceable by the Company in accordance with their respective terms and conditions and are effective to convey to the Company all of the City's right, title and interest in the Water System, free and clear of all liens, claims and encumbrances.

          (e) The execution, delivery and performance of this Agreement and all other agreements provided for herein by the City do not and will not constitute a breach or violation of or a default under any ordinances or the governing code of the City or, to the best of her knowledge, any other agreement, contract, mortgage or other instrument to which the City or its properties are bound nor, to the best of her knowledge, will such execution, delivery and performance by the City result in the creation of any lien, charge or encumbrance upon any property or assets of the City, nor will such actions violate any statue, ordinance, regulation, judgment, order or ruling to which the City or its properties are subject.

          (f) To the best of her knowledge, but without independent investigation, there are no actions, suits or proceedings pending or threatened against the City, its properties, or the assets constituting the Water System, at law or in equity, before or by any federal, state, county, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality in which an adverse judgment, assessment or liability would have a material adverse effect on the City's title to any of the assets comprising the Water System, the rights of the City or the Company to own and operate the Water System, or the ability of the City to execute and deliver this Agreement or the other agreements provided for herein or to perform its obligations under this Agreement and the other agreements contemplated hereunder.

     6.13 Indemnification. The City shall indemnify, defend and hold harmless
          ---------------
the Company from and against any and all claims, causes of action (whether administrative or judicial), liabilities, losses, damages, fines, penalties, costs and expenses of any kind or nature whether current, deferred or contingent (including, but not limited to, court costs and reasonable attorneys' fees) which arise out of or are in connection with:

          (a) The City's breach, nonperformance, or nonfulfillment of any representation, warranty, covenant, or obligation of the City under this Agreement, including but not limited to those in Sections 3.3, 3.4, 3.5, 3.6 and 3.7;

          (b) The failure of the City to comply with any statutes, regulations, codes or ordinances (including, but not limited to, any and all environmental or public health laws) applicable to the Water System and the operation thereof through the Closing Date, including items disclosed in the Materials subject to the second paragraph of Section 6.11;

          (c) Any actions, transactions, failure to act, and any negligence or willful misconduct by the City, its employees, agents and independent contractors in the ownership, use, maintenance or operation of the Water System prior to the Closing;

          (d) The employment by the City of those city employees engaged in the management, operation, maintenance and repair of the Water System through the Closing Date, including but not limited to all claims by such employees resulting from transfer to another position as of the Closing Date; and

          (e) Any placement, discharge, release or maintenance by the City of hazardous material or hazardous waste in the City's operation of the Water System.

     6.14 Notice by City. In the event that, during the period from the Date of
          --------------
this Agreement through the Closing Date, (a) there occurs any casualty to the Water System or any facility or other significant asset thereof, or (b) the City receives notice or knowledge of any lawsuit, claim, legal notice, notice of violation or any other event which will or may result in the inaccuracy of any representation or warranty by the City or the breach of any covenant by the City contained herein, then, in any such event, the City shall promptly notify the Company in writing of the occurrence and nature of such event or occurrence. The City shall include with such notice a copy of any summons, complaint, notice, claim or other writing received by the City and constituting, or received by the City in connection with, such event or occurrence. Following the delivery of any such notice, the City shall cooperate with the Company as reasonably requested in connection with the review or examination of such event or occurrence and the determination of whether such event or occurrence renders inaccurate any representation or warranty by the City.

                                  ARTICLE 7.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to the City as follows:

     7.1  Existence and Power. The Company is a California Corporation duly
          -------------------
organized and validly existing under the laws of the State of California, has full power and authority to own and use its properties and to transact the business in which it is engaged and, subject to the grant of the water franchise agreements described herein and receipt of all requisite approvals as described herein, it will have the authority to purchase, own and operate the Water System.

     7.2  Authorization of Agreement. The Board of Directors of the Company has
          --------------------------
duly authorized the execution and delivery of this Agreement and the performance by the Company of its obligations pursuant to this Agreement, all as provided herein, and no other approvals or authorizations other than those specified herein are necessary or required for the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder. Those persons executing and delivering this Agreement on behalf of the Company are duly authorized to so execute and deliver on behalf of the Company.

     7.3  Agreement to Create No Default. Subject to Section 5.10, the execution
          ------------------------------
and delivery of this Agreement by the Company and the performance by the Company of its obligations herein contained do not, and will not as of the Closing Date, result in any breach of any of the terms, conditions or provisions of or constitute a default under any indenture, agreement or other instrument to which the Company is a party or by which it may be bound or affected.

     7.4  Pending Litigation. To the best of the Company's knowledge without
          ------------------
independent investigation, there are no actions, suits or proceedings pending or threatened against the Company or its properties, in law or in equity, before or by any federal, state, county, municipal or other government court, department, commission, board, bureau, agency or instrumentality in which an adverse judgment, assessment or liability would have a material adverse effect on the rights of the Company to own and to operate the Water System or the ability of the Company to execute and deliver this Agreement and perform its obligations under this Agreement.

     7.5  Opinion of Company Attorney. The Company shall deliver to the City at
          ---------------------------
the Closing an opinion of Latham & Watkins, counsel to the Company, dated the Closing Date and in form and substance reasonably satisfactory to the City, to the effect that:

          (a) The Company is a California corporation duly incorporated and validly existing under the laws of the State of California. Subject to the grant of the water franchise agreements and other approvals, consents and authorizations provided for herein, the Company has the authority to purchase, own and operate the Water System.

          (b) The Board of Directors of the Company has duly authorized the execution and delivery of this Agreement by the Company and the performance by the Company of its obligations pursuant to this Agreement. No other corporate authorization is required for the execution and delivery by the Company of this Agreement or the performance by the Company of its obligations under this Agreement. Those persons who have executed and delivered this Agreement on behalf of the Company have been duly authorized to so execute and deliver on behalf of the Company.

          (c) To the knowledge of such counsel, and subject to the satisfaction of the condition set forth in Section 5.10, the execution and delivery of this Agreement by the Company and the performance by the Company of its obligations herein will not result in the breach of or in a default under any Material Agreement, as defined in such opinion, to which the Company or its properties are bound.

                                  ARTICLE 8.

                           COVENANTS OF THE COMPANY

                The Company covenants with the City as follows:

     8.1  Local Telephone Lines. The Company shall maintain at all times after
          ---------------------
the Closing Date local telephone lines which will enable the City's Customers to contact the Company by telephone without charge.

     8.2  Indemnification. The Company shall indemnify, defend and hold harmless
          ---------------
the City from and against any and all claims, causes of action (whether administrative or judicial), liabilities, losses, damages, fines, penalties, costs or expenses of any kind or nature (including, but not limited to, court costs and reasonable attorney's fees) which arise out of or are in connection with:

          (a) The Company's breach, nonperformance, or nonfulfillment of any representation, warranty, covenant, or obligation of the Company under this Agreement, including but not limited to those in Sections 3.3, 3.4, 3.5 and 3.7;

          (b) The failure by the Company to comply with applicable statutes, regulations, codes or ordinances (including, but not limited to, any and all environmental or public health laws) in the operation of the Water System subsequent to the Closing;

          (c) Any actions, transactions, failure to act, and any negligence or willful misconduct by its employees, agents and independent contractors in the ownership, use, maintenance or operation of the Water System subsequent to the Closing Date; and

          (d) Any placement, discharge, release or maintenance by the Company of hazardous materials or hazardous waste in the Company's operation of the Water System. For this purpose, the Company specifically acknowledges that the Company has elected not to perform a Phase I Environmental Assessment with respect to the Water System or any portion thereof.

     8.3  Holding Costs to Customers. For a period of four (4) years subsequent
          --------------------------
to the Closing Date, the Company shall provide water service to the Customers at costs to the Customers not in excess of the reduced rates provided for in
Section 4.1.

     8.4  Property Taxes. The Company shall pay all real and personal property
          --------------
taxes and assessments assessed against the Water System from and after the Closing Date.

                                  ARTICLE 9.

                             COVENANTS OF THE CITY

                The City covenants with the Company as follows:

     9.1  Performance. The City shall perform its obligations under all
          -----------
contracts, leases, licenses, easements and permits which form a part of the Water System without default until the Closing Date.

     9.2  Books and Records. The City shall deliver to the Company on the
          -----------------
Closing Date copies of all books and records of the City, held or controlled by the City or its agents relating to the Water System, including but not limited to customer lists, billing/collection history, technical information, distribution system maps, continuing property records, hydrant records, valve records, customer service records, monthly reports submitted to state agencies, maintenance records on tanks, mains and services, and all other records and documents relating to the Water System.

     9.3  Conduct of Business. Until the Closing Date, the City shall not,
          -------------------
without the written consent of the Company, dispose of or encumber any of the assets comprising the Water System except (a) for transactions in the ordinary course of business and (b) as provided in Section 2.5(a). Pending the Closing, the City shall operate and maintain the Water System in the ordinary course of business, consistent with good past business practices.

     9.4  Taxes and Fees. The City agrees not to impose after the Closing Date
          --------------
any taxes, franchise fees, license fees, or other similar charges or assessments on the Company relating to the operation of the Water System and the use of the public rights-of-way within the City for the operation of such system other than lawful fees for street excavation or encroachment permits, building permits, and real and personal property taxes and assessments and the extension of the Company's franchise agreement to cover the West Covina Portion of the Water System.

     9.5  Accounts Payable. The City shall pay and satisfy in full all accounts
          ----------------
payable relating to the Water System which are accrued or accruable as of the Closing Date if they represent services or goods received by the City prior to the Closing Date. The City agrees to indemnify and hold the Company harmless for all accounts payable relating to the Water System which are accrued or accruable as of the Closing Date.

     9.6  Utilities. The City shall pay all utility charges for which the City
          ---------
is responsible pursuant to Section 3.3 as soon as practicable after the Closing, but in no event later than sixty

(60) days after the Closing. The City agrees to indemnify and hold the Company harmless from all liability with respect to all utility charges and accounts payable for which the City is responsible pursuant to Sections 3.3, 9.5 and this
Section 9.6.

                                  ARTICLE 10.
                                 MISCELLANEOUS

     10.1  Company's and City's Liability for Fees. The Company and the City
           ---------------------------------------
will each be responsible for all fees and charges of their respective accountants, technical consultants (except as provided in clause (B) of Section 5.1), appraisers, attorneys, and other advisors employed with respect to the transactions provided for herein, whether or not the transactions provided for herein take place.

     10.2  Survival of Representations and Warranties. All agreements,
           ------------------------------------------
representations, and warranties contained in this Agreement shall, to the extent applicable, apply as of the Closing Date and shall survive the Closing, notwithstanding any investigation or other due diligence performed by either party hereto.

     10.3  Bulk Sales. It is the opinion of both parties that the Bulk Sales Law
           ----------
of the State of California does not apply to this transaction. Should any claim or legal proceeding be made or commenced by a creditor of the City based on the applicability of said Bulk Sales Law to this transaction, the City shall indemnify and hold harmless the Company from and against any and all claims of such creditors under the Bulk Sales Law.

     10.4  Notices. All notices, requests, demands, approvals, consents,
           -------
waivers, or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the mailing addresses set forth below (or to such other addresses as the parties hereto may from time to time designate in writing in a notice given in the same manner):

                    Suburban Water Systems:

                         1211 E. Center Court Drive
                         Covina, CA 91724-3603
                         Attn:  President
                         Fax:  (818) 331-6363

                    with a copy to:

                         Latham & Watkins
                         650 Town Center Drive, Suite 2000
                         Costa Mesa, CA 92626
                         Attn: James W. Daniels, Esq.
                         Fax: (714) 755-8290

                    City of West Covina:

                         1444 W. Garvey Avenue South
                         P.O. Box 1440
                         West Covina, CA 91793
                         Attn:  Mr. Jeff Collier
                         Fax:  (626) 813-8667

                    with a copy to:

                         Rutan & Tucker
                         611 Anton Boulevard, Suite 1400
                         Costa Mesa, CA 92626
                         Attn: Elizabeth Martyn, Esq.
                         Fax:  (714) 546-9035

Notices which are personally delivered shall be effective upon delivery.
Notices sent by registered or certified mail as provided herein and properly addressed and sent postage prepaid shall be effective on the date of delivery or refusal indicated on the return receipt. Each party may also send notices by facsimile transmission. Any notices sent by facsimile transmission shall be effective upon acknowledgment of receipt of a legible copy thereof. Each party may change its address for notices by written notice given in the manner provided in this Section.

     10.5  Section Headings. All article and section headings herein are
           ----------------
inserted for convenience of reference only and shall not control, affect or modify the meaning or construction of any of the terms or provisions hereof.

     10.6  Governing Law. This Agreement shall be governed by, enforced under,
           -------------
and interpreted in accordance with, the laws of the State of California.

     10.7  Entire Agreement and Amendment. This Agreement and the Exhibits and
           ------------------------------
Schedule hereto set forth the entire understanding reached between the parties hereto with respect to the transactions contemplated hereby. Any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Agreement. This Agreement may not be amended except by a written instrument executed by the parties hereto. All Exhibits and the Schedule are incorporated into and made a part of this Agreement by this reference.

     10.8  Expense of Litigation. If either party incurs any expense, including
           ---------------------
reasonable attorneys' fees, in connection with any action or proceeding, including any arbitration proceeding, instituted by either party by reason of any default or alleged default of the other party hereunder, to seek damages, to prevent a breach or continued breach of this Agreement, to determine the rights and obligations of the parties hereunder or in which this Agreement is asserted as a defense, the party prevailing in such action or proceeding shall be entitled to recover its reasonable expenses from the other party, including expenses of investigation and enforcement.

     10.9   Counterparts. This Agreement may be executed in two or more
            ------------
counterparts, each of which shall be deemed an original but all of which together shall be deemed a single instrument. It shall not be necessary for both parties to execute the same counterpart(s) of this Agreement for this Agreement to become effective.

     10.10  Effectiveness. This Agreement shall become effective upon the last
            -------------
execution and delivery of this Agreement by the City and the Company.

     10.11  Interest. Any amount due from either party to the other party
            --------
hereunder which is not paid when due shall bear interest at the rate of seven percent (7%) per annum from the date due until payment in full.

     10.12  Severability. In the event that any portion of this Agreement is
            ------------
determined to be illegal, void or unenforceable in total or as applied to any particular circumstance(s) by a court of competent jurisdiction or in any arbitration proceeding, such provision shall be enforced as to any other circumstance where not so illegal, void or unenforceable and such determination shall not affect the validity or enforceability of any other provision of this Agreement.

     10.13  City Employees. The Company shall not be required to hire any City
            --------------
employees engaged in the operation of the Water System. The City shall indemnify, defend and hold the Company harmless from and against any and all claims and actions brought by City employees arising out of or resulting from or alleged to arise out of or result from the sale of the Water System to the Company.

     10.14  Exclusive Negotiating Agreement and LOI. The City and the Company
            ---------------------------------------
have previously executed and delivered a certain Exclusive Negotiating Agreement dated as of August 3, 1998 (as amended, the "Exclusive Agreement") and the LOI. Upon execution and delivery of this Agreement, this Agreement shall supersede, in their entireties, the Exclusive Agreement and the LOI, and such Exclusive Agreement and LOI shall each terminate.

     10.15  Indemnities. The obligations of the indemnifying party under each
            -----------
and every indemnification and hold harmless provision contained in this Agreement shall survive the Closing or any termination of this Agreement to and until the last to occur of (a) the last date permitted by law for the bringing of any claim or action with respect to which indemnification may be claimed by the indemnified party against the indemnifying party under such provision or (b) the date on which any claim or action for which indemnification may be claimed under such provision is fully and finally resolved and, if applicable, any compromise thereof or judgment or award thereon is paid in full by the indemnifying party and the indemnified party is reimbursed by the indemnifying party for any amounts paid by the indemnified party in compromise thereof or upon a judgment or award thereon and in defense of such action or claim, including reasonable attorneys' fees incurred. Payment shall not be a condition precedent to recovery upon any indemnification provision contained in this Agreement.

     10.16  Escrow Agent Not to be Concerned. The provisions of Sections 1.1,
            --------------------------------
3.3, 3.4, 3.6, 3.7, 4.1 through 4.7, 6.13, 8.1, 8.2, 9.4, 9.5, 9.6, 10.3, 10.13,
10.14 and 10.18 are strictly
between the City and the Company, and Escrow Agent need not be concerned with such provisions.

     10.17  Brokers. Each of the City and the Company shall be responsible for
            -------
any fee or commission payable to any broker, finder or agent retained by it in connection with the transaction provided for in this Agreement. Each of the City and the Company shall indemnify, defend and hold the other harmless from and against all claims for a fee or commission with respect to the transaction described in this Section made by any broker, finder or agent claiming through the indemnifying party. Payment shall not be a condition precedent to recovery upon the foregoing indemnification provision. Each indemnifying party shall defend the indemnified party against all claims for which indemnification is available pursuant to this Section with legal counsel appointed by the liability carrier for the indemnifying party or otherwise reasonably satisfactory to the indemnified party.

     10.18  Arm's Length Transaction. The purchase and sale provided for in this
            ------------------------
Agreement is the result of a negotiated and arm's length sale of the Water System. In connection with the negotiation and execution of this Agreement, each party has been represented and advised by such attorneys, accountants and other professional advisors as such party desired, all of whom were selected and retained by the retaining party.

     10.19  Further Instruments. Each of the parties shall, upon the request of
            -------------------
the other party, promptly execute (and acknowledge if required) and deliver such other and further instruments as shall reasonably be required to carry out the purpose and intent of this Agreement. Such instruments shall be prepared by the party requesting the same at its cost and expense. Nothing in this Section shall be deemed or construed to require any party to assume or discharge any obligation in addition to or other than those which such party expressly agrees to assume or discharge pursuant to this Agreement.

     10.20  Exhibits To Be Added. To the extent that any Exhibits described
            --------------------
herein are not completed and included with this Agreement at execution, such Exhibits shall be supplied during the escrow and shall be subject to the approval of both parties.

          IN WITNESS WHEREOF, the parties have executed this Agreement for the Acquisition of the City's Water Utility System as of the date first written above.

                                SUBURBAN WATER SYSTEMS,

                                a California corporation



                                By:/s/ MICHAEL O. QUINN
                                   --------------------

                                Title: President
                                       ---------

                                By:/s/ DANIEL N. EVANS
                                   -------------------

                                Title: V.P. Finance and CFO
                                      ---------------------

                                                    "Company"

                                CITY OF WEST COVINA, a Municipal
                                corporation

ATTEST:


By:/s/ JANET BERRY              By: /s/ KATHRYN HOWARD
   ---------------------           ---------------------------

            City Clerk                          Mayor

                                                "City"

APPROVED AS TO FORM:



By:/s/ ELIZABETH MARBYN
  ---------------------

         City Attorney

                   PENDING CAPITAL ADDITIONS TO WATER SYSTEM
                   -----------------------------------------

          None.


                                   EXHIBIT I

                       Exhibits to Acquisition Agreement
                       ---------------------------------



 Exhibit                  Content                           Responsibility
---------                 -------                           --------------

A          Current City Water Rates                              City

B          June 30, 1998 Water System Balance Sheet              City

C          System Map - Walnut Portion                           City

D          System Map - West Covina Portion                      City

E          Real Property                                        Company

F          Easements                                            Company

G          Tangible Personal Property                            City

H          Intangible Personal Property                          City

I          Pending Capital Additions to Water System             City

Sched. 1   Indemnity re Water Revenue Bonds                      Done

                   AGREEMENT TO INDEMNIFY (the "Agreement")
                   ----------------------------------------

          WHEREAS, Suburban Water Systems (the "Company") and the City of West Covina, California (the "City") have entered into that certain agreement (the "Contract"), dated February 1, 2000, for the sale of certain water utility assets (the "Assets"); and

          WHEREAS, the City has in the past caused to be issued certain water revenue bonds (the "Bonds"), at __%, due September 1, 2010, which constitute a lien or encumbrance on some or all of the Assets subject to the Contract, and the full redemption and payoff of which is required to release the lien or encumbrance on the Assets; and

          WHEREAS, the City has represented in the Contract that prior to, or concurrently with, but no later than the Closing Date pursuant to the Contract, it will establish an escrow for the payment and redemption of the Bonds in full, pay all charges to the Bond trustee(s), provide and send out all required notices, complete all required paperwork, fully satisfy and defease all claims of the holders of the Bonds (the "Bondholders"), act in a manner such that all Bondholders have no further claim in equity or law with respect to the Bonds and the Bond issuance and satisfaction, and otherwise act to successfully fulfill all legal obligations it has with respect to the Bonds;

          The Company and the City hereby agree as follows:

          1.  Intent of the Agreement.  It is the intent of the parties to this
              ------------------------
Agreement that the Company, its parent company, subsidiaries, officers, directors, employees, shareholders, agents, affiliates, representatives, and successors in interest (collectively, "Indemnitees"), shall not bear any costs
                                                                     ---
whatsoever, direct or indirect, under any conditions, resulting from any claims
                                      ---                            ---
by any person or party, arising from or under the obligations City has incurred
   ---
by issuing the Bonds. In the event of any dispute over the terms and meaning of this Agreement, such disputed terms or meaning shall be construed in a manner that strictly fulfills the intent of the Agreement.

          2.  Persons to be Indemnified.  City agrees to and shall indemnify
              --------------------------
Indemnitees pursuant to this Agreement.

          3.  Promise to Defend Against Third Party Claims.  City shall
              --------------------------------------------
indemnify, defend, and hold harmless Indemnitees against any and all liabilities, demands, claims, costs, losses, damages, recoveries, settlements, and expenses (including, but not limited to, interest, penalties, attorneys' fees, accounting fees, expert witness fees, costs, and expenses) incurred by Indemnitees ("Losses"), known or unknown, contingent or otherwise, directly or indirectly arising from or related to (i) any suits, actions, and claims arising from the Bond issuance and retirement; (ii) the contracts and agreements relating to the Bond issuance and retirement, and any related agreements; and
(iii) the contracts and agreements made pursuant to the Contract and this Agreement.

          4.  No time Limitations on Survival of Representations, Warranties,
              ---------------------------------------------------------------
and Agreements.  All representations, warranties, and agreements in this
--------------
Agreement and those made in the Contract which reasonably relate to the terms, spirit, and intent of this Agreement, shall survive indefinitely until, by their respective terms, they are no longer operative or are otherwise limited by any applicable statute of limitations. All statements in any certificate, schedule, or exhibit delivered by the City under this Agreement or in the Contract which reasonably relate to the terms, spirit, and intent of this Agreement, or in connection with the transactions contemplated by this Agreement, shall constitute representations and warranties by the City under this Agreement.

          5.  Failure to Defend; Settlement.  In the event the City fails to
              -----------------------------
defend Indemnitees against any claim(s) according to the intent and terms of this Agreement and the Contract, and if Indemnitees choose to, in good faith and upon reasonable terms, settle any claim(s) brought or asserted against them, or any of them, then such settlement(s) shall be conclusive against the City as indemnifiable Losses.

          6.  Counsel Representation, Review, and Participation.  The City and
              -------------------------------------------------
the Company agree that each has been represented by legal counsel, and that this Agreement is the result of a negotiated compromise between them. The City and the Company and their respective counsel have participated fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party or the Indemnitees shall not apply in interpreting this Agreement or those terms in the Contract which reasonably relate to the terms, spirit, and intent of this Agreement.

          7.  Severability.  If a court or an arbitrator of competent
              ------------
jurisdiction holds any provision of this Agreement to be illegal, unenforceable, or invalid in whole or in part for any reason, the validity and enforceability of the remaining provisions, or portions of them, will not be affected, unless the essential purpose of the intent of the Agreement, as stated in paragraph 1 above, would be defeated by the loss of the illegal, unenforceable, or invalid provision.

          8.  Incorporation of Contract by Reference.  All the provisions of the
              ---------------------------------------
Contract not inconsistent with the intent and terms of this Agreement are incorporated herein by reference.

          IN WITNESS WHEREOF, the parties have executed this Agreement to Indemnify as of the date first written above.

                                  SUBURBAN WATER SYSTEMS,

                                  a California corporation



                                  By_______________________________

                                  Title:___________________________


                                  By_______________________________

                                  Title:___________________________

                                               "Company"

                                  CITY OF WEST COVINA, a Municipal corporation

ATTEST:


By____________________________    By_______________________________
          City Clerk                            Mayor

                                                "City"

APPROVED AS TO FORM:



By____________________________
      for the City Attorney

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